UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2004

Roxio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32373	77-0551214
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

Roxio, Inc.
455 El Camino Real
Santa Clara, CA 95050
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 367-3100

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITES.

On October 18, 2004, Roxio, Inc. (the "Company") committed to a plan of termination in connection with the proposed sale of its Consumer Software Division to Sonic Solutions, which was previously reported on a Form 8-K filed with the SEC on August 10, 2004.

This plan of termination will result in the termination of approximately 25 to 30 positions world-wide in the Company's Consumer Software Division, or about 7 to 8 percent of the Company's workforce and 10 to 12 percent of the workforce of the Consumer Software Division.  The remainder of the workforce of the Consumer Software Division has been offered employment by Sonic Solutions contingent on the closure of the plan of acquisition, currently estimated to be during December 2004.

In connection with this plan of termination, the Company expects to record a charge of approximately $700,000 to $850,000 in the quarter ending December 31, 2004 for severance and benefits. Pursuant to the terms of the Asset Purchase Agreement dated August 9, 2004, Sonic Solutions has agreed to reimburse the Company for these severance expenses. Consequently, the Company does not expect these severance expenses to result in any net cash payments by the Company.

ADDITIONAL INFORMATION

Roxio, Inc. investors and security holders are advised to read the proxy statement provided in connection with the 2004 Annual Meeting of Stockholders when it becomes available and other relevant documents filed with the Securities and Exchange Commission, because they will contain important information on the proposed transaction. You will be able to obtain documents filed with the SEC free of charge at the SEC’s web site at www.sec.gov. In addition, you may also obtain documents filed by Roxio, Inc. by requesting them in writing from Roxio, Inc., 455 El Camino Real, Santa Clara, CA 95050, Attn: Secretary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2004

Roxio, Inc. (Registrant)

By:	/s/ William E. Growney, Jr.
Name: William E. Growney, Jr.
Title: Secretary

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